Exhibit 99.1

Company Contact:
Investor Relations
(609) 495-2805
Email: IR@ablelabs.com

Able Laboratories, Inc. Announces Resignation of
Chairman and Chief Executive Officer

Cranbury, NJ, May 19, 2005 - Able Laboratories, Inc. (NASDAQ: ABRX) today announced that its Chairman and Chief Executive Officer, Dhananjay G. Wadekar, would be resigning from those positions. Robert G. Mauro, Able’s President and Chief Operating Officer, will be assuming the role of Interim Chief Executive Officer. In this role, Mr. Mauro will work with and report to a Special Committee of the Board of Directors consisting of the Company’s independent directors. The Company anticipates that Mr. Wadekar will continue to assist the Company in a consulting capacity.

Able Laboratories is a developer and manufacturer of generic pharmaceuticals. Further information on Able may be found on the Company’s web site, www.ablelabs.com.

Except for historical facts, the statements in this news release, as well as oral statements or other written statements made or to be made by Able Laboratories, Inc., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. For example, statements about the Company’s operations, its ability to meet all applicable federal, state and local regulatory requirements and the effect of any failure to do so, its ability to formulate and bring to market its drug products under development and its ability to file for and obtain U.S. FDA approvals for future products, its ability to increase sales and profits and manage its growth, the expected effects of the Company’s expansion of its production facilities, the current or expected market size for the Company’s products, the adequacy of the Company’s manufacturing capacity, the availability of sufficient capital, the success of current or future product offerings, and its research and development efforts, are forward-looking statements. Forward-looking statements are merely the Company’s current predictions of future events, the statements are inherently uncertain, and actual results could differ materially from the statements made herein. There is no assurance that the Company will continue to achieve the sales levels necessary to make its operations profitable or that its ANDA filings and approvals will be completed and obtained as anticipated. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company assumes no obligation to update its forward-looking statements to reflect new information and developments.